For Immediate Release

Date:                October 24, 2005

Contacts:          J. Williar Dunlaevy                                Michael A. Christopher

                        Chairman & Chief Executive Officer      President & Chief Operating Officer

Phone:              413-445-3500                                    413-445-3409

Email:             bill.dunlaevy@legacybanks.com            mike.christopher@legacybanks.com

LEGACY BANCORP, INC. ANNOUNCES CONCLUSION OF SUBSCRIPTION OFFERING AND ANTICIPATED CLOSING

Pittsfield, Massachusetts, October 24, 2005 - Legacy Bancorp, Inc., the proposed Delaware holding company for Legacy Banks, announced that it has received regulatory approval to complete the conversion of the holding company structure of Legacy Banks from mutual to stock form and to consummate its stock offering at the maximum offering amount of $95,450,000. The offering was over-subscribed by Legacy Banks depositors as of April 30, 2004, the first priority category. As a result, all 9,545,000 shares will be allocated to them based on their deposits as of April 30, 2004. The offering, which expired on October 11, 2005, was managed by Ryan Beck & Co., Inc.

J. Williar Dunlaevy, Chairman and Chief Executive Officer of Legacy Bancorp, Inc. and Legacy Banks, stated, "We are thrilled at the level of support given to this offering by our depositors. The confidence depositors and depositor directors and employees have demonstrated through their investment is truly inspiring." He added, "The financial strength and resources provided by the offering and a more flexible corporate structure will significantly enhance our ability to execute on our growth strategies."

Legacy expects to complete its conversion and stock offering on or about October 25, 2005. Shares of Legacy's common stock are expected to begin trading on Wednesday, October 26, 2005 on the NASDAQ National Market under the symbol "LEGC. "

Legacy expects to mail stock certificates to investors on or about Wednesday, October 26, 2005. On that date, Legacy also expects to mail any partial refunds due to eligible depositors as of April 30, 2004 and to mail full refunds due to those who subscribed in lower priority categories of the offering. The Legacy Banks Employee Stock Ownership Plan intends to purchase 824,688 shares on the open market.

As part of the offering, Legacy will also contribute 763,600 shares ($7.6 million value based on the $10 offering price) to establish The Legacy Banks Foundation, a new charitable foundation that will make grants in markets in which Legacy Banks has offices.

Lord, Bissell & Brook, LLP, Washington, D.C., serves as special counsel to the Company for the conversion and the stock offering. Thacher Proffitt & Wood LLP, Washington D.C., serves as special counsel to Ryan Beck.

Legacy Banks is headquartered in Pittsfield. It employs 170 people and has ten offices throughout Berkshire County in Great Barrington, Lee, Lenox, North Adams, Otis, and Pittsfield. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services. Legacy Banks has a 170 year banking history in Berkshire County. It was originally City Savings Bank, chartered in 1893, and in recent years has grown and expanded with the mergers of Lenox Savings Bank, chartered 1890, and Lee National Bancorp, chartered 1835. Total assets as of June 30, 2005 were $707 million.

THIS RELEASE IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK.  THE OFFER IS MADE ONLY BY THE PROSPECTUS.

THE SHARES OF COMMON STOCK ARE NOT DEPOSITS OR SAVINGS ACCOUNTS, MAY LOSE VALUE AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY OR THE DEPOSITORS INSURANCE FUND.